LKA Engages Newport Coast Securities, Inc. as its Investment Banker

GIG HARBOR, Wash.--LKA International, Inc. (OTCBB:LKAI) announced today that it has engaged Newport Coast Securities, Inc. as its investment banker to explore financing opportunities for the Company and its Golden Wonder mining project located near Lake City, CO. The terms of the engagement between LKA and Newport Coast Securities are, by necessity, confidential.

About Newport Coast Securities, Inc.

Newport Coast Securities Inc., member FINRA/SIPC, is a full-service, independent broker-dealer that has been providing retail and institutional clients financial and investment banking services for almost a quarter of a century. Headquartered in Irvine, California, Newport Coast Securities was founded in 1985 and currently operates offices in 48 states.

About LKA and the Golden Wonder Mine

From 1998 through the second quarter of 2006, the Golden Wonder mine produced over 133,701 ounces (82% of which came during the period of 2002-2006) from ore with an average grade of 16.01 ozs. gold per ton. Upon resuming operations (exploration) in the first quarter of 2009, LKA has shipped ten bulk ore samples containing more than 1,400 ounces of gold. The ore grades encountered during LKA’s exploratory production have averaged approximately 2 ounces (56.7 grams) gold per ton. Historically, the high-grade nature of Golden Wonder ore has allowed for “direct shipment” with no milling or concentrating required. Investors are cautioned that a commercially viable ore reserve has yet to be established and there can be no guarantee that one will be.

Safe Harbor Statement

LKA’s plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that LKA will be successful. This press release contains certain forward-looking statements. Statements contained in this press release that are not purely historical are considered forward-looking. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding LKA International, Inc.’s future plans for exploration and/or production, future expenses and costs, future liquidity and capital resources, and estimates of ore, ore grades and mineralized material. All forward-looking statements in this press release are based upon information available to LKA International, Inc. on the date of this press release and the Company assumes no obligation to update any such statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Riverview Capital

Jonathan Barkman, President

(610) 390-2199

jbarkman@riverviewcapitalent.com